Exhibit 99.1

NEWS	Investor Relations
RELEASE	314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Fourth Quarter 2023 Results

Achieves net income of $114.9 million and adjusted EBITDA of $180.0 million

Declares a quarterly cash dividend of $31.6 million, or $1.65 per share

ST. LOUIS, February 15, 2024 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $114.9 million, or $6.07 per diluted share, in the fourth quarter of 2023, compared with net income of $470.5 million, or $23.18 per diluted share, in the prior-year period, which included an income tax benefit of $253.3 million primarily associated with the release of a valuation allowance on the company’s deferred tax assets. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, and non-operating expenses (“adjusted EBITDA”) 1 of $180.0 million in the fourth quarter of 2023. This compares to $256.5 million of adjusted EBITDA in the fourth quarter of 2022, which included a $3.9 million non-cash mark-to-market gain associated with its coal-hedging activities. Revenues totaled $774.0 million for the three months ended December 31, 2023, versus $859.5 million in the prior-year quarter.

In the fourth quarter of 2023, Arch made significant progress on key strategic priorities and objectives, as the company:

•	Generated $181.6 million in cash provided by operating activities and $126.5 million in discretionary cash flow – defined as cash provided by operating activities less capital expenditures – to fuel its robust capital return program

•	Increased its cash and short-term investments by $107.0 million to $320.5 million and its net cash position by $96.1 million to $178.4 million

•	Increased to $1,243.0 million the total capital deployed via the capital return program since its relaunch in February 2022

•	Initiated plans to unwind the capped calls associated with the now-retired convertible senior notes, which – at the current share price – would result in the retirement of between 275,000 and 325,000 shares, or nearly 2 percent of the total diluted share count at the midpoint, and

•	Achieved independent Level A verification at the Leer mine under the globally recognized Towards Sustainable Mining (TSM) framework, becoming the first U.S. mine of any type to achieve this notable TSM milestone

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“During the fourth quarter, our core metallurgical segment achieved – on a sequential basis – a 10-percent reduction in its average per-ton cost, a 24-percent improvement in its average coking coal sales realization, and a 52-percent increase in its per-ton cash margin,” said Paul A. Lang, Arch’s CEO and president. “In addition, we delivered on our plans to enhance optionality in our capital return program by increasing our cash balance; declared a substantial quarterly dividend on the strength of robust discretionary cash generation; and set the stage for a marked reduction in share count via the planned early unwind of our capped calls. In short, we continued to make excellent progress on our key strategic objectives while delivering significant incremental value for our shareholders.”

Operational Update

“While we made good progress across a range of operating metrics in the fourth quarter, we remain focused on further sharpening our operating execution in our metallurgical segment,” said John T. Drexler, Arch’s chief operating officer. “In particular, we continue to drive forward with efforts to achieve superior, long-term productivity rates at Leer South, where we anticipate a step-up in output as we progress into the second longwall district late this year. Meanwhile, our thermal operations again generated substantial, supplemental adjusted EBITDA, supported by the return of strong production levels at West Elk.”

	Metallurgical
	4Q23	3Q23	4Q22
Tons sold (in millions)	2.3	2.3	2.3
Coking	2.0	2.2	2.1
Thermal	0.3	0.1	0.1
Coal sales per ton sold	$169.42	$151.33	$179.98
Coking	$195.69	$158.08	$187.77
Thermal	$31.29	$24.73	$74.92
Cash cost per ton sold	$86.51	$96.63	$86.83
Cash margin per ton	$82.91	$54.70	$93.15

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Leer, Leer South, Beckley and Mountain Laurel.

Arch’s core metallurgical segment contributed adjusted EBITDA of $193.6 million in the fourth quarter. The company is guiding to coking coal sales volume of 8.6 to 9.0 million tons for full year 2024. During January and February, the Curtis Bay terminal in Baltimore experienced weather-related disruptions as well as unplanned and accelerated maintenance requirements, including a force majeure event, that will result in modestly reduced vessel loadings during Q1. Arch views these impacts as timing-related only, with no expected impact on full-year sales volume guidance.

	Thermal
	4Q23	3Q23	4Q22
Tons sold (in millions)	15.5	16.8	16.1
Coal sales per ton sold	$17.89	$16.73	$19.58
Cash cost per ton sold	$16.25	$15.39	$15.73
Cash margin per ton	$1.64	$1.34	$3.85

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures." Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

Arch’s thermal segment contributed adjusted EBITDA of $26.7 million in the fourth quarter, against capital spending of $7.3 million. Thermal segment margins were supported by a much-improved performance from West Elk, which acted to counterbalance lower shipment levels stemming from a weakening demand environment in the Powder River Basin. Since the fourth quarter of 2016, the thermal segment has generated a total of $1,384.1 million in adjusted EBITDA while expending just $171.8 million in capital.

Financial, Liquidity and Capital Return Program Update

Consistent with its capital return formula, the board has declared a total quarterly cash dividend of $31.6 million, or $1.65 per share, which is equivalent to 25 percent of Arch’s fourth quarter discretionary cash flow. This dividend – which includes a fixed component of $0.25 per share and a variable component of $1.40 per share – is payable on March 15, 2024, to stockholders of record on February 29, 2024.

During the quarter, the company increased its cash, cash equivalents and short-term investments to $320.5 million, as compared to $142.1 million in total indebtedness, for a net cash position of $178.4 million.

“The centerpiece of our value proposition is the return to stockholders of effectively 100 percent of the company’s discretionary cash flow over time,” Lang said. “With the strategic decision to bolster our cash balance, we believe we have effectively positioned the company to continue the evolution towards a heavier share repurchase model and are now ready to pursue more opportunistic share repurchases in the event of a market pullback.”

During the quarter just ended, the company deployed $3.0 million to repurchase approximately 20,000 shares at an average price of $151.96 per share. In total, Arch has now used common stock and convertible notes repurchases to manage and reduce potential dilution impact by approximately 4.3 million shares.

Arch has deployed a total of $1,243.0 million under its capital return program since its relaunch two years ago – inclusive of the just-declared March dividend – including $694.2 million, or $37.42 per share, in dividends and $548.9 million in common stock and convertible notes repurchases. Since the second quarter of 2017 – and inclusive of the program’s first phase – Arch has deployed a total of $2.2 billion under its capital return program. As of December 31, 2023, Arch had $217.7 million of remaining authorization under its existing $500 million share repurchase program.

ESG Update

During 2023, Arch maintained its exemplary environmental, social and governance performance. Arch’s subsidiary operations achieved an aggregate total lost-time incident rate of 0.55 per 200,000 employee-hours worked during full-year 2023, which was nearly four times better than the industry average. In addition, the Leer mine completed 519 consecutive days and nearly 1.8 million employee-hours worked without a lost-time incident, while the Leer South mine completed 329 consecutive days and nearly 1.5 million employee-hours worked without a lost-time incident.

On the environmental front, the company recorded zero environmental violations under SMCRA versus an average of 11 by 10 of its large coal peers. Arch subsidiary operations also recorded zero water quality exceedances – against more than 100,000 water quality parameters tested – for the third year in a row.

In addition, the Leer mine recently achieved independent verification at a Level A for all protocols comprising the TSM initiative. Leer is the first mine of any type to achieve and verify this performance level through TSM’s new subscription program, which allows any mine anywhere in the world to implement this globally recognized sustainability initiative for the mining industry.

In 2023, Arch completed $15.9 million in final reclamation at its Powder River Basin operations as it continued to shrink its operating footprint there, and its thermal mine reclamation fund has now reached $142.3 million, which should render it self-sustaining at current interest rates.

Market Update

Despite lackluster steel market dynamics, coking coal markets appear to be reasonably well-supported at present. Arch’s primary product, High-Vol A coking coal, is currently being assessed at $262 per metric ton on the U.S. East Coast, which – while a step-down from the recent high-water mark of $300 per metric ton experienced early in Q4 – is still an advantageous price that translates into strong margins for the company’s metallurgical segment. Meanwhile, the price of Australian Premium Low-Vol coal is higher still, at $315 per metric ton, creating an attractive arbitrage opportunity for select U.S. volumes moving into the Asian market.

Ongoing operating challenges in major coking coal supply regions – along with persistent underinvestment in coking coal supply – continue to support healthy supply-demand fundamentals even in the face of steel market weakness, in Arch’s estimation. Coking coal exports from Australia – the world’s largest supplier to the seaborne coking coal market – slipped further in 2023, ending the year down nearly 40 million metric tons, or approximately 20 percent, versus the peak year of 2016. Modest growth in U.S. and Canadian coking coal exports only served to offset around half of the decline experienced by Australian producers in 2023.

Arch continues to extend the market reach of its metallurgical segment, securing a total of six large, new Asian steelmaking customers during 2023. The company shipped approximately 40 percent of its total coking coal output into the Asian market during 2023 and expects that percentage to grow markedly in the years ahead.

Looking Ahead

“Looking ahead to full-year 2024, we expect a step-up in coking coal production as well as another first-quartile cost performance,” said Lang. “In addition, we anticipate another solid contribution from our thermal assets, supported by the return to normalized production levels at West Elk. In short, we expect to again generate substantial discretionary cash flow to fuel our robust capital return program, while driving forward with our consistent and proven plan for long-term value creation for our employees, customers and stockholders.”

	2024
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	8.6	-	9.0
Thermal	50.0	-	56.0
Total	58.6		65.0

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.5	$157.65
Committed, Unpriced Coking North American			-
Committed, Priced Coking Seaborne			0.1	$201.35
Committed, Unpriced Coking Seaborne			2.7
Total Committed Coking			4.3

Committed, Priced Thermal Byproduct			0.2	$28.75
Committed, Unpriced Thermal Byproduct			0.3
Total Committed Thermal Byproduct			0.5

Average Metallurgical Cash Cost				$87.00 - $92.00

Thermal (in millions of tons)
Committed, Priced			52.8	$17.09
Committed, Unpriced			1.4
Total Committed Thermal			54.2
Average Thermal Cash Cost				$16.00 - $17.00

Corporate (in $ millions)
D,D&A	$165.0	-	$175.0
ARO Accretion	$23.0	-	$25.0
S,G&A - Cash	$72.0	-	$76.0
S,G&A - Non-cash	$22.0	-	$25.0
Net Interest Income	$0.0	-	$5.0
Capital Expenditures	$160.0	-	$170.0
Cash Tax Payment (%)	0.0	-	5.0
Income Tax Provision (%)	14.0	-	18.0

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $20 million and $25 million in 2024.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and future plans, and often contain words such as “should,” “could,” “appears,” “estimates,” “projects,” “targets,” “expects,” “anticipates,” “intends,” “may,” “plans,” “predicts,” “believes,” “seeks,” “strives,” “will” or variations of such words or similar words. Actual results or outcomes may vary significantly, and adversely, from those anticipated due to many factors, including: loss of availability, reliability and cost-effectiveness of transportation facilities and fluctuations in transportation costs; operating risks beyond our control, including risks related to mining conditions, mining, processing and plant equipment failures or maintenance problems, weather and natural disasters, the unavailability of raw materials, equipment or other critical supplies, mining accidents, and other inherent risks of coal mining that are beyond our control; inflationary pressures and availability and price of mining and other industrial supplies; changes in coal prices, which may be caused by numerous factors beyond our control, including changes in the domestic and foreign supply of and demand for coal and the domestic and foreign demand for steel and electricity; volatile economic and market conditions; the effects of foreign and domestic trade policies, actions or disputes on the level of trade among the countries and regions in which we operate, the competitiveness of our exports, or our ability to export; the effects of significant foreign conflicts; the loss of, or significant reduction in, purchases by our largest customers; our relationships with, and other conditions affecting our customers and our ability to collect payments from our customers; risks related to our international growth; competition, both within our industry and with producers of competing energy sources, including the effects from any current or future legislation or regulations designed to support, promote or mandate renewable energy sources; alternative steel production technologies that may reduce demand for our coal; our ability to secure new coal supply arrangements or to renew existing coal supply arrangements; cyber-attacks or other security breaches that disrupt our operations, or that result in the unauthorized release of proprietary, confidential or personally identifiable information; our ability to acquire or develop coal reserves in an economically feasible manner; inaccuracies in our estimates of our coal reserves; defects in title or the loss of a leasehold interest; the availability and cost of surety bonds, including potential collateral requirements; we may not have adequate insurance coverage for some business risks; disruptions in the supply of coal from third parties; decreases in the coal consumption of electric power generators could result in less demand and lower prices for thermal coal; our ability to pay dividends or repurchase shares of our common stock according to our announced intent or at all; the loss of key personnel or the failure to attract additional qualified personnel and the availability of skilled employees and other workforce factors; public health emergencies, such as pandemics or epidemics, could have an adverse effect on our business; existing and future legislation and regulations affecting both our coal mining operations and our customers’ coal usage, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; increased pressure from political and regulatory authorities, along with environmental and climate change activist groups, and lending and investment policies adopted by financial institutions and insurance companies to address concerns about the environmental impacts of coal combustion; increased attention to environmental, social or governance matters (“ESG”); our ability to obtain and renew various permits necessary for our mining operations; risks related to regulatory agencies ordering certain of our mines to be temporarily or permanently closed under certain circumstances; risks related to extensive environmental regulations that impose significant costs on our mining operations and could result in litigation or material liabilities; the accuracy of our estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by us and risks related to tax legislation and our ability to use net operating losses and certain tax credits; All forward-looking statements in this press release, as well as all other written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this press release. These factors are not necessarily all of the important factors that could cause actual results or outcomes to vary significantly, and adversely, from those anticipated at the time such statements were first made. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results and outcomes to be materially, and adversely, different than those expressed in our forward-looking statements. For these reasons, readers should not place undue reliance on any such forward-looking statements.  These forward-looking statements speak only as of the date on which such statements were made, and we do not undertake, and expressly disclaim, any duty to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by the federal securities laws. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenues	$774,017	$859,464	$3,145,843	$3,724,593

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	567,203	580,851	2,341,956	2,338,863
Depreciation, depletion and amortization	38,145	34,352	146,418	133,300
Accretion on asset retirement obligations	5,293	4,431	21,170	17,721
Change in fair value of coal derivatives, net	211	(3,870)	1,572	1,274
Selling, general and administrative expenses	25,779	26,084	98,871	105,355
Other operating expense (income), net	800	(127)	(10,598)	18,669
	637,431	641,721	2,599,389	2,615,182

Income from operations	136,586	217,743	546,454	1,109,411

Interest income (expense), net
Interest expense	(4,038)	(4,216)	(14,821)	(20,461)
Interest and investment income	4,919	4,523	17,259	7,299
	881	307	2,438	(13,162)

Income before nonoperating expenses	137,467	218,050	548,892	1,096,249

Nonoperating expenses
Non-service related pension and postretirement benefit (costs) credits	(1,906)	(652)	3,786	(2,841)
Net loss resulting from early retirement of debt	-	(277)	(1,126)	(14,420)
	(1,906)	(929)	2,660	(17,261)

Income before income taxes	135,561	217,121	551,552	1,078,988
Provision for (benefit from) income taxes	20,675	(253,349)	87,514	(251,926)

Net income	$114,886	$470,470	$464,038	$1,330,914

Net income per common share
Basic earnings per share	$6.26	$26.28	$25.45	$77.67
Diluted earnings per share	$6.07	$23.18	$24.20	$63.88

Weighted average shares outstanding
Basic weighted average shares outstanding	18,364	17,900	18,233	17,136
Diluted weighted average shares outstanding	18,921	20,310	19,183	20,985

Dividends declared per common share	$1.13	$10.75	$10.66	$25.11

Adjusted EBITDA (A)	$180,024	$256,526	$714,042	$1,260,432

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$287,807	$236,059
Short-term investments	32,724	36,993
Restricted cash	1,100	1,100
Trade accounts receivable	273,522	236,999
Other receivables	13,700	18,301
Inventories	244,261	223,015
Other current assets	64,653	71,384
Total current assets	917,767	823,851

Property, plant and equipment, net	1,228,891	1,187,028

Other assets
Deferred income taxes	124,024	209,470
Equity investments	22,815	17,267
Fund for asset retirement obligations	142,266	135,993
Other noncurrent assets	48,410	59,499
Total other assets	337,515	422,229
Total assets	$2,484,173	$2,433,108

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$205,001	$211,848
Accrued expenses and other current liabilities	127,617	157,043
Current maturities of debt	35,343	57,988
Total current liabilities	367,961	426,879
Long-term debt	105,252	116,288
Asset retirement obligations	255,740	235,736
Accrued pension benefits	878	1,101
Accrued postretirement benefits other than pension	47,494	49,674
Accrued workers’ compensation	154,650	155,756
Other noncurrent liabilities	72,742	82,094
Total liabilities	1,004,717	1,067,528

Stockholders' equity
Common Stock	306	288
Paid-in capital	720,029	724,660
Retained earnings	1,830,018	1,565,374
Treasury stock, at cost	(1,109,679)	(986,171)
Accumulated other comprehensive income	38,782	61,429
Total stockholders’ equity	1,479,456	1,365,580
Total liabilities and stockholders’ equity	$2,484,173	$2,433,108

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2023	2022
	(Unaudited)
Operating activities
Net income	$464,038	$1,330,914
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	146,418	133,300
Accretion on asset retirement obligations	21,170	17,721
Deferred income taxes	87,091	(222,023)
Employee stock-based compensation expense	25,443	27,383
Amortization relating to financing activities	1,751	2,459
Gain on disposals and divestitures, net	(731)	(997)
Reclamation work completed	(21,456)	(13,720)
Contribution to fund asset retirement obligations	(6,273)	(115,993)
Changes in:
Receivables	(31,763)	77,274
Inventories	(21,246)	(66,281)
Accounts payable, accrued expenses and other current liabilities	(31,323)	84,947
Income taxes, net	(938)	(30,507)
Coal derivative assets and liabilities, including margin account	1,572	1,274
Other	1,621	(16,211)
Cash provided by operating activities	635,374	1,209,540

Investing activities
Capital expenditures	(176,037)	(172,728)
Minimum royalty payments	(1,175)	(1,069)
Proceeds from disposals and divestitures	4,055	1,972
Purchases of short-term investments	(35,412)	(39,731)
Proceeds from sales of short-term investments	40,292	17,337
Investments in and advances to affiliates, net	(17,345)	(9,575)
Cash used in investing activities	(185,622)	(203,794)

Financing activities
Payments on term loan due 2024	(3,000)	(273,788)
Payments on convertible debt	(58,430)	(208,130)
Net payments on other debt	(18,943)	(11,235)
Debt financing costs	-	(1,035)
Purchase of treasury stock	(125,508)	(156,790)
Dividends paid	(206,125)	(456,392)
Payments for taxes related to net share settlement of equity awards	(30,240)	(7,052)
Proceeds from warrants exercised	44,242	19,540
Cash used in financing activities	(398,004)	(1,094,882)

Increase (decrease) in cash and cash equivalents, including restricted cash	51,748	(89,136)
Cash and cash equivalents, including restricted cash, beginning of period	237,159	326,295

Cash and cash equivalents, including restricted cash, end of period	$288,907	$237,159

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$287,807	$236,059
Restricted cash	1,100	1,100

	$288,907	$237,159

Arch Resources, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,	December 31,
	2023	2022
	(Unaudited)
Term loan due 2024 ($3.5 million face value)	$3,502	$6,502
Tax exempt bonds ($98.1 million face value)	98,075	98,075
Convertible debt	-	13,156
Other	40,529	59,472
Debt issuance costs	(1,511)	(2,929)
	140,595	174,276
Less: current maturities of debt	35,343	57,988
Long-term debt	$105,252	$116,288

Calculation of net (cash) debt
Total debt (excluding debt issuance costs)	$142,106	$177,205
Less liquid assets:
Cash and cash equivalents	287,807	236,059
Short term investments	32,724	36,993
	320,531	273,052
Net (cash) debt	$(178,425)	$(95,847)

Arch Resources, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended December 31, 2023		Three Months Ended September 30, 2023		Three Months Ended December 31, 2022
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.3		2.3		2.3

Segment Sales	$395.3	$169.42	$355.0	$151.33	$408.0	$179.98
Segment Cash Cost of Sales	201.9	86.51	226.7	96.63	196.8	86.83
Segment Cash Margin	193.5	82.91	128.3	54.70	211.1	93.15

Thermal
Tons Sold	15.5		16.8		16.1

Segment Sales	$277.9	$17.89	$281.6	$16.73	$315.0	$19.58
Segment Cash Cost of Sales	252.4	16.25	259.0	15.39	253.1	15.73
Segment Cash Margin	25.5	1.64	22.7	1.34	61.9	3.85

Total Segment Cash Margin	$219.0		$151.0		$273.0

Selling, general and administrative expenses	(25.8)		(24.3)		(26.1)
Other	(13.2)		(0.4)		9.6

Adjusted EBITDA	$180.0		$126.3		$256.5

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2023	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Condensed Consolidated Income Statements	$471,569	$302,448	$-	$774,017
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Transportation costs	76,241	24,533	-	100,774
Non-GAAP Segment coal sales revenues	$395,328	$277,915	$-	$673,243
Tons sold	2,333	15,536
Coal sales per ton sold	$169.42	$17.89

Quarter ended September 30, 2023	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Condensed Consolidated Income Statements	$432,835	$311,766	$-	$744,601
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Transportation costs	77,806	30,128	-	107,934
Non-GAAP Segment coal sales revenues	$355,029	$281,638	$-	$636,667
Tons sold	2,346	16,831
Coal sales per ton sold	$151.33	$16.73

Quarter ended December 31, 2022	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Condensed Consolidated Income Statements	$516,742	$342,722	$-	$859,464
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	909	-	909
Transportation costs	108,785	26,834	-	135,619
Non-GAAP Segment coal sales revenues	$407,957	$314,979	$-	$722,936
Tons sold	2,267	16,091
Coal sales per ton sold	$179.98	$19.58

Arch Resources, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2023	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Condensed Consolidated Income Statements	$278,100	$276,738	$12,365	$567,203
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(218)	-	(218)
Transportation costs	76,241	24,533	-	100,774
Cost of coal sales from idled or otherwise disposed operations	-	-	9,805	9,805
Other (operating overhead, certain actuarial, etc.)	-	-	2,560	2,560
Non-GAAP Segment cash cost of coal sales	$201,859	$252,423	$-	$454,282
Tons sold	2,333	15,536
Cash cost per ton sold	$86.51	$16.25

Quarter ended September 30, 2023	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Condensed Consolidated Income Statements	$304,511	$288,518	$3,860	$596,889
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(564)	-	(564)
Transportation costs	77,806	30,128	-	107,934
Cost of coal sales from idled or otherwise disposed operations	-	-	1,184	1,184
Other (operating overhead, certain actuarial, etc.)	-	-	2,676	2,676
Non-GAAP Segment cash cost of coal sales	$226,705	$258,954	$-	$485,659
Tons sold	2,346	16,831
Cash cost per ton sold	$96.63	$15.39

Quarter ended December 31, 2022	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Condensed Consolidated Income Statements	$305,597	$282,117	$(6,863)	$580,851
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	2,165	-	2,165
Transportation costs	108,785	26,834	-	135,619
Cost of coal sales from idled or otherwise disposed operations	-	-	(9,702)	(9,702)
Other (operating overhead, certain actuarial, etc.)	-	-	2,839	2,839
Non-GAAP Segment cash cost of coal sales	$196,812	$253,118	$-	$449,930
Tons sold	2,267	16,091
Cash cost per ton sold	$86.83	$15.73

Arch Resources, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest (income) expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net income	$114,886	$470,470	$464,038	$1,330,914
Provision for (benefit from) income taxes	20,675	(253,349)	87,514	(251,926)
Interest (income) expense, net	(881)	(307)	(2,438)	13,162
Depreciation, depletion and amortization	38,145	34,352	146,418	133,300
Accretion on asset retirement obligations	5,293	4,431	21,170	17,721
Non-service related pension and postretirement benefit costs (credits)	1,906	652	(3,786)	2,841
Net loss resulting from early retirement of debt	-	277	1,126	14,420

Adjusted EBITDA	$180,024	$256,526	$714,042	$1,260,432
EBITDA from idled or otherwise disposed operations	7,260	(10,800)	15,986	(828)
Selling, general and administrative expenses	25,779	26,084	98,871	105,355
Other	7,215	2,743	14,404	10,857

Segment Adjusted EBITDA from coal operations	$220,278	$274,553	$843,303	$1,375,816

Segment Adjusted EBITDA
Metallurgical	193,616	211,317	717,834	1,021,932
Thermal	26,662	63,236	125,469	353,884

Total Segment Adjusted EBITDA	$220,278	$274,553	$843,303	$1,375,816

Discretionary cash flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Cash flow from operating activities	$181,556	$194,309	$635,374	$1,209,540
Less: Capital expenditures	(55,007)	(78,211)	(176,037)	(172,728)
Discretionary cash flow	$126,549	$116,098	$459,337	$1,036,812